Exhibit 10.2
PROMISSORY NOTE

$1,000,000.00	Oklahoma City, Oklahoma
March 16, 2011
FOR VALUE RECEIVED, the undersigned, Graymark Healthcare, Inc., an Oklahoma Corporation (the “Borrower”), promises to pay to the order of Valiant Investments, LLC, an Oklahoma limited liability company (the payee, its successors and assigns are hereinafter called the “Lender”), at 101 N. Robinson, Ste. 900, Oklahoma City, Oklahoma 73102, or at such other place as may be designated in writing by the Lender, the principal sum of up to One Million Dollars ($1,000,000.00), or so much thereof as is disbursed, together with interest thereon at the rates hereinafter stated. This Note will be payable on the following terms:
Prior to Default, the unpaid principal balance of this Note will bear interest from the date of advance at the rate of six percent (6%) per annum. Interest will be computed on a per diem charge based on a three hundred sixty (360) day year. The entire unpaid principal balance of this Note plus all accrued and unpaid interest thereon will be due and payable on August 1, 2011 (the “Note Maturity Date”).
This Note is executed and delivered in connection with an extension of credit by Lender and is subject to that certain Loan Agreement dated of even date herewith by and between Lender and Borrower (the “Loan Agreement”). Advances and payments hereunder may, at the option of the Lender, be recorded on this Note or on the books and records of the Lender and will be prima facie evidence of said advances, payments and unpaid balance of this Note. All payments will first be applied to the payment of accrued interest and the balance will be applied in reduction of the principal balance hereof provided that no payment will be applied to this Note until received by the Lender in collected funds. Funding of this Note will be made or not subject to the terms and conditions stated in the Loan Agreement. Unless otherwise defined herein, all terms defined or referenced in the Loan Agreement will have the same meanings herein as therein.
Borrower may not re-borrow under this Note and this Note is not on a revolver basis. The Borrower will have the right to prepay this Note in whole or in part at any time and from time to time without premium or penalty, but with interest accrued to the date of prepayment.
On the occurrence of any event of Default under the Loan Agreement or this Note which is not timely cured as provided in the Loan Agreement, at the option of the Lender, the entire indebtedness evidenced by this Note will become immediately due, payable and collectible then or thereafter as the Lender might elect, regardless of the date of maturity hereof. Failure by the Lender to exercise such option will not constitute a waiver of the right to exercise the same in the event of any subsequent default. A “Default” shall mean: (a) a default in payment when due of any interest on or principal of the Note, or (b) as provided in the Loan Agreement.

In the event of Default, the Lender will have available all remedies at law or equity, including all rights and remedies under the Uniform Commercial Code. The Lender will be entitled to proceed to selectively and successively enforce the Lender’s rights under the Loan Agreement and this Note, or any one or more of them without waiver or discharge.
The Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Lender’s rights hereunder or under any instrument securing payment of this Note, the Borrower will pay the Lender’s reasonable attorneys’ fees, all court costs and all other expenses incurred by the Lender in connection therewith.
During the continuance of an event of Default, all amounts due under the Note will bear interest at the per annum rate equal to fifteen percent (15%). During the existence of any such Default, the Lender may apply any payments received on any amount due hereunder or under the terms of any instrument now or hereafter evidencing or securing this indebtedness as the Lender determines from time to time. Any and all additional interest at the rate provided in this paragraph which has accrued shall be payable at the time of, and as a condition precedent to, the curing of any Default.
This Note is issued by the Borrower and accepted by the Lender pursuant to a lending transaction negotiated, consummated and to be performed in Oklahoma City, Oklahoma County, Oklahoma. This Note is to be construed according to the internal laws of the State of Oklahoma. All actions with respect to this Note may be instituted in the courts of the State of Oklahoma sitting in Oklahoma County, Oklahoma, or the United States District Court sitting in Oklahoma City, Oklahoma, as the Lender may elect, and by execution and delivery of this Note, the Borrower irrevocably and unconditionally submits to the exclusive jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waives: (a) any objection the Borrower might now or hereafter have to the venue in any such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
The makers, endorsers, sureties and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment. Said parties consent to any extension of time (whether one or more) of payment hereof, release of all or any part of the security for the payment hereof or release of any party liable for the payment of this obligation. Any such extension or release may be made without notice to any such party and without discharging such party’s liability hereunder.
It is the intention of the Borrower and Lender to comply strictly with all applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, in no event shall this Note require the payment or permit the collection of an aggregate amount of interest in excess of the maximum amount permitted by any laws which may apply to this transaction, including the laws of the State of Oklahoma.

The Borrower and Lender intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interests of Borrower and Lender under the remainder of this Note shall continue in full force and effect.
Notwithstanding any provision of this Note or the Loan Agreement of even date herewith, both this Note and the Loan Agreement and all rights and remedies of Lender thereunder, shall be fully subordinate to the Amended and Restated Loan Agreement by and between Borrower (and others) and Arvest Bank, dated effective December 17, 2010, and all amendments, and waivers and consents pertaining thereto (the “Arvest Loan Documents”).
IN WITNESS WHEREOF, the Borrower has executed this instrument effective the date first above written.

Graymark Healthcare, Inc., an Oklahoma Corporation

By
Stanton M. Nelson, CEO

(the “Borrower”)

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